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                                  EXHIBIT 99.1
                                  ------------






                                                           CONTACTS: Rob Stewart
                                                              Investor Relations
FOR RELEASE                                                   Tel (949) 480-8300
-----------                                                   Fax (949) 480-8301
May 9, 2002




                      ACACIA RESEARCH REPORTS FIRST QUARTER
                                FINANCIAL RESULTS

         Newport Beach, Calif. - (BUSINESS WIRE) - May 9, 2002 - Acacia Research Corporation (Nasdaq: ACRI) today reported first quarter financial results.

         Revenues for the first quarter of 2002 were $249,000 compared to $2,623,000 in revenues in the comparable 2001 period. First quarter 2002 revenues, all of which related to our majority-owned subsidiary, CombiMatrix Corporation, were comprised of revenues recognized under its U.S. Department of Defense grant, one-time contract research and development revenues and revenues recognized under its Phase I National Institutes of Health grant for the development of its protein biochip technology.

         The first quarter 2002 net loss from continuing operations was $6,427,000 or 33 cents per share versus a net loss from continuing operations of $9,479,000, or 50 cents per share in the comparable 2001 period.

         Excluding non-cash compensation charges after minority interests of $812,000 and $4,848,000 for the first quarter of 2002 and 2001, respectively, the first quarter 2002 net loss was $5,615,000 or 29 cents per share compared to $4,631,000 or 24 cents per share in the comparable 2001 period. Non-cash compensation charges relate primarily to a step-up in value of our CombiMatrix subsidiary in connection with its proposed initial public offering in 2000, and are being amortized over the applicable option vesting periods.

{Note: All share and per-share information has been adjusted retroactively to reflect the 10% stock dividend declared by Acacia Research on October 22, 2001 and distributed on December 5, 2001.}


                               Financial Condition

         Total assets were $102.6 million as of March 31, 2002 as compared to $110.9 million as of December 31, 2001.

         Cash and short-term investments on a consolidated basis were $75.8 million as of March 31, 2002 as compared to $84.6 million as of December 31, 2001.


                                  EXHIBIT 99.1

                               Business Highlights


Business highlights of the first quarter include:

         o    The addition of the following new executives:

              - Roy Mankovitz joined Acacia Research as Senior Vice President, Intellectual Property. Mr. Mankovitz is best known for his position as a Director, and Corporate Counsel, Intellectual Property of Gemstar - TV Guide International ("Gemstar"). Mr. Mankovitz was with Gemstar from 1991 to 1998, where he was responsible for the worldwide patent, trademark and copyright program, including technology licensing, litigation, strategic alliances and the establishment, acquisition and protection of intellectual property rights. He was also a member of the research and development group for new product development and a named inventor of more than two-dozen United States and foreign patents assigned to Gemstar. Prior to Gemstar, Mr. Mankovitz was a member of the law firm Christie, Parker and Hale, LLP where he was responsible for intellectual property prosecution, litigation support, infringement and validity studies, and client counseling for electronics companies, including Gemstar, Samsung and Fujitsu.

              - Andrew Duncan joined Acacia Research as Vice President, Business Development. Mr. Duncan was formerly Vice President, Consumer Electronics of Gemstar - TV Guide International with direct reporting responsibility to the CEO. Mr. Duncan was with Gemstar from 1994 to 2001, where he was responsible for licensing and marketing of the highly successful VCR Plus+ and Electronic Program Guide. At Gemstar, he developed and controlled licensing and marketing policy with all major consumer electronic manufacturers worldwide, including Sony, Philips and RCA. Prior to Gemstar, Mr. Duncan was European Marketing and Product Manager for Thomson Multimedia (formerly RCA/GE in the United States) where he was responsible for the company's consumer electronics multi-brand business across Europe.

              - John Roop joined Acacia Research as Vice President, Engineering. Mr. Roop was formerly Senior Vice President of Technology and Development of StarSight Telecast, where he was responsible for cable industry licensing and partnership management. Mr. Roop also served as Director of Engineering of Insight Telecast where he managed engineering development partnerships with General Instruments, Scientific Atlanta, Thompson, Sony and Panasonic. He also served as Vice President of Engineering of VSAT Systems and Director of Data Communications of Telecom General.

         o In February 2002, CombiMatrix was awarded a Phase I National Institutes of Health grant for the development of its protein biochip technology. The title of the grant is "Self-Assembling Protein Microchips." This grant is in addition to a three-year Phase I and a two-year Phase II SBIR Grant from the U.S. Department of Defense for the development of multiplexed chip based assays for chemical and biological warfare agent detection.


                                  EXHIBIT 99.1
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

         o On March 20, 2002, Acacia Research announced that its board of directors approved a plan to divide Acacia Research's common stock into two new classes of common stock - new "CombiMatrix" common stock, that would reflect the performance of our CombiMatrix subsidiary, and new "Acacia Technologies" common stock, that would reflect the performance of our media technology businesses, including Soundview Technologies and Acacia Media Technologies. The plan is subject to several conditions including shareholder approval. If the recapitalization proposal is approved and the other conditions are satisfied, Acacia Research's stockholders would receive shares of both of the new classes of stock in exchange for existing Acacia Research shares. The new share classes would be separately listed on the NASDAQ National Market System.

              Acacia Research also announced that our board of directors and CombiMatrix's board of directors have approved an agreement for Acacia Research to acquire the minority stockholder interests in CombiMatrix. The proposed acquisition would be accomplished through a merger in which the minority stockholders of CombiMatrix would receive shares of the new Acacia Research "CombiMatrix" common stock, in exchange for their existing shares. The proposed transaction will be submitted to the stockholders of Acacia Research and CombiMatrix for approval.

         o In April 2002, CombiMatrix's Japanese subsidiary entered into a technology access and purchase agreement in Japan with the Computational Biology Research Center, a division of the Japanese National Institute of Advanced Industrial Science and Technology. The CBRC has purchased and installed a CombiMatrix gene chip synthesizer and entered into a multi-year agreement to purchase blank chips that will be used to synthesize custom gene chips. The agreement also gives CBRC access to the CombiMatrix set of informatics tools to help in their efforts to expand biotechnology related businesses in Japan.

         o On April 25, 2002, Acacia Research sold its interest in Advanced Material Sciences, Inc., a development stage company that holds the exclusive license for CombiMatrix's biological array processor technology in certain fields of material science, to its subsidiary CombiMatrix. CombiMatrix issued 180,982 shares of its common stock in exchange for Acacia Research's 58% interest in Advanced Material Sciences, Inc. CombiMatrix currently owns 87% of Advanced Material Sciences and the remaining interests are owned by unaffiliated entities.


         A conference call is scheduled for 1:30 p.m. Pacific Time (4:30 p.m. Eastern) on Thursday, May 9, 2002. The conference call will include a review of financial results for the first quarter and a discussion of business developments. Shareholders, analysts and reporters are welcome to participate. Paul R. Ryan, Chairman and CEO of Acacia Research, Robert "Chip" Harris, President of Acacia Research, and Dr. Amit Kumar, CEO of CombiMatrix Corporation, will host the call.



         To listen to the presentation by phone, dial 888-224-3260 for domestic callers and 973-317-5319 for international callers. A replay of the audio presentation will be available for 30 days at 800-428-6051 for domestic callers and 973-709-2089 for international callers, both of whom will need to enter the code 240174 when prompted.


                                  EXHIBIT 99.1
                                      -3-

         The call is being webcast by CCBN and can be accessed at Acacia Research's website at www.acaciaresearch.com. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com.



                        ABOUT ACACIA RESEARCH CORPORATION

Acacia Research develops licenses and provides products for the life science and media technology sectors. Acacia licenses its V-chip technology to television manufacturers and owns pioneering technology for digital streaming and video-on-demand. Acacia's CombiMatrix subsidiary is developing a biochip technology for the life science market. Acacia Research's website is located at www.acaciaresearch.com.



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED UPON OUR CURRENT EXPECTATIONS AND SPEAK ONLY AS OF THE DATE HEREOF. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS AND UNCERTAINTIES, INCLUDING THE RECENT ECONOMIC SLOWDOWN AFFECTING TECHNOLOGY COMPANIES, OUR ABILITY TO SUCCESSFULLY DEVELOP PRODUCTS, RAPID TECHNOLOGICAL CHANGE IN OUR MARKETS, CHANGES IN DEMAND FOR OUR FUTURE PRODUCTS, LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS AND GENERAL ECONOMIC CONDITIONS. OUR ANNUAL REPORT ON FORM 10-K, RECENT AND FORTHCOMING QUARTERLY REPORTS ON FORM 10-Q, RECENT CURRENT REPORTS ON FORMS 8-K AND 8-K/A, AND OTHER SEC FILINGS DISCUSS SOME OF THE IMPORTANT RISK FACTORS THAT MAY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. WE UNDERTAKE NO OBLIGATION TO REVISE OR UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON.










                                  EXHIBIT 99.1
                                      -4-
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                       ACACIA RESEARCH CORPORATION (ACRI)
                          SUMMARY FINANCIAL INFORMATION
                                   (UNAUDITED)

CONSOLIDATED BALANCE SHEET INFORMATION
(IN THOUSANDS)
                                        MARCH 31,        DECEMBER 31,
                                         2002               2001
                                       ----------        ----------

Total Assets                           $ 102,648         $ 110,859
                                       ==========        ==========
Total Liabilities                      $  18,722         $  19,824
                                       ==========        ==========
Minority Interests                     $  31,578         $  32,303
                                       ==========        ==========
Total Stockholders' Equity             $  52,348         $  58,732
                                       ==========        ==========



CONSILIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                       THREE MONTHS ENDED
                                                --------------------------------
                                                MARCH 31, 2002    MARCH 31, 2001
                                                --------------    --------------

Revenues:
     License fee income                         $          --     $       2,440
     Grant revenue                                        249               183
                                                --------------    --------------
     Total revenues                                       249             2,623
                                                --------------    --------------
Operating Expenses                                      8,726            18,184
     Operating Loss                                    (8,477)          (15,561)
                                                --------------    --------------
Other income (expense)                                   (454)            1,191
Loss from continuing operations before
 income taxes and minority interests                   (8,931)          (14,370)
Benefit (provision) for income taxes                       69              (300)
                                                --------------    --------------
Loss from continuing operation
 before minority interests                             (8,862)          (14,670)
Minority interests                                      2,435             5,191
                                                --------------    --------------
Net Loss                                               (6,427)           (9,479)
                                                --------------    --------------
Net loss per common share:
     Basic                                      $       (0.33)    $       (0.50)
                                                ==============    ==============
     Diluted                                    $       (0.33)    $       (0.50)
                                                ==============    ==============
Weighted average number of common
 and potential common shares outstanding
 used in computation of loss per share:
     Basic and Diluted                             19,610,040        18,985,864
                                                --------------    --------------



















{Note: All share and per-share information has been adjusted retroactively to reflect the 10% stock dividend declared by Acacia Research on October 22, 2001 and distributed on December 5, 2001.}




                                  EXHIBIT 99.1
                                       -5-